Exhibit 10.24

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT.  SUCH PORTIONS ARE DESIGNATED [REDACTED].

BANK OF AMERICA/HAWAIIAN AIRLINES CO-BRAND CARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into the 19 day of December 2002, (the “Effective Date”), between BANK OF AMERICA, NA (USA), a national banking association, with offices at 1825 East Buckeye Road, Phoenix, AZ 85034 (“Bank”), and Hawaiian Airlines, Inc., with offices at 3375 Koapaka Street, G-350, Honolulu, HI 96819 (“Hawaiian Airlines”).

RECITALS

WHEREAS, Hawaiian Airlines provides scheduled airline services and operates as part of its service a rewards program featuring airline mileage or other travel credit or awards including, without limitation, the current HawaiianMiles program; and

WHEREAS, the Bank is in the credit card issuing, marketing and processing business; and

WHEREAS, the parties desire to enter into an agreement to establish and maintain a general purpose co-branded credit card program for the benefit of Hawaiian Airlines’ frequent flyers, customers and prospects; and

NOW, THEREFORE, in consideration of the terms and conditions stated in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

SECTION 1.                                Definitions.  As used in this Agreement, the following terms where written with an initial capital letter shall have the following respective meanings (such terms to be equally applicable to both the singular and plural forms of the terms defined):

(a)                                  “Account(s)” shall mean [REDACTED]

(b)                                 “Activated Account” means an Account to which a Net Purchase transaction has been posted.

(c)                                  “Card” or “Cards” or “Card Products” shall mean a Visa or MasterCard, general purpose credit card.

(d)                                 “Cardholder” means a person who is issued a Co-branded Card and is primarily liable on the Account.

(e)                                  “Cardholder Agreement” means the agreement between each Cardholder and Bank governing the Cardholder’s Account.

(f)                                    “Cardholder Benefit” means any benefits provided to a Cardholder as listed on Exhibit A and, if applicable, Exhibit C.

(g)                                 “Co-branded Card” means any Card bearing a Bank Mark, the Hawaiian Airlines mark and the trade names or logos of MasterCard or Visa.

(h)                                 “Contract Year” shall mean each twelve (12) month period beginning on the Effective Date or on the annual anniversary of the Effective Date.

(i)                                     “Hawaiian Airlines Customer” shall mean any person or entity whose name appears on a list delivered by Hawaiian Airlines to Bank or its agents.

(j)                                     “Hawaiian Airlines Customer List” has the meaning set forth in Section 3(a).

(k)                                  “Hawaiian Airlines’ Portfolio” shall mean all those Accounts whose credit cards bear Hawaiian Airlines’ name and/or logo or which are otherwise established hereunder.

(l)                                     “HawaiianMiles” shall mean the Hawaiian Airlines frequent flyer loyalty program featuring airline mileage or other travel credits or awards.

(m)                               “Initial Term” has the meaning set forth in Section 13(a).

(n)                                 “Mutual Customer” shall mean any person who is both a Hawaiian Airlines Customer and a holder of an Account in the Hawaiian Airlines Portfolio.

(o)                                 “Net Purchases” or “Net New Purchases” shall have the meaning ascribed to it in Exhibit B.

(p)                                 “Person” means any individual, partnership, corporation, Limited Liability Company, business trust, Joint Stock Company, trust, unincorporated association, joint venture or any governmental entity.

(q)                                 “Program” shall mean the Co-branded Card program conducted pursuant to this Agreement.

(r)                                    “Revenue Commitment” shall mean the annual amount set forth on Appendix A or Appendix B, as applicable, for each Contract Year.

(s)                                  “Revenue Share Formula” shall mean [REDACTED] ..

(t)                                    “Solicitation” shall mean any promotion to acquire new Accounts or to increase usage of existing Accounts by direct mail or other form of advertising sent or delivered specifically to Hawaiian Airlines Customers or other prospects pursuant to the terms of this Agreement.

SECTION 2.                                Program Description.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, Bank agrees to establish and maintain a co-branded credit card program that is developed, at its sole option and discretion, either by acquisition of the Wells Fargo Bank credit card portfolio or without such acquisition.  In the event the Bank acquires the Wells Fargo Bank credit card portfolio, (“Acquisition”), then Appendix A, is applicable.  In the event the Bank does not acquire the Wells Fargo Bank credit card portfolio, (“Non-Acquisition”), then Appendix B and Exhibit C shall apply.  In both instances Exhibit A and Exhibit B governs.

(b)                                 The Program is a Card program designed for Hawaiian Airlines Customers.  Under the Program, Hawaiian Airlines shall provide Bank access to Hawaiian Airlines Customer Lists, as permitted by law and Hawaiian Airlines’ contractual obligations, and limited use of Hawaiian Airlines Marks, for use by Bank in marketing the Program to Hawaiian Airlines Customers the Bank’s customers, and the general public.  Each Program Card will contain Hawaiian Airlines’ and Bank’s names and logos as well as other information required by Visa, MasterCard, Bank or Hawaiian Airlines.  Bank may offer one or more Card Products as mutually agreed upon for the Program containing the Cardholder Benefits set forth in Exhibit A and, if applicable, Exhibit C.

SECTION 3.                                Solicitations.

(a)                                  Hawaiian Airlines’ Customer List.  At no cost to Bank and at Bank’s request, Hawaiian Airlines (subject to Hawaiian Airlines privacy restrictions) will provide Bank with a list of HawaiianMiles members who have not indicated to Hawaiian Airlines that they do not wish to have their name disclosed to third parties (“Hawaiian Airlines Customer List”) in a format satisfactory to Bank.  The Hawaiian Airlines Customer List shall include (to the extent Hawaiian Airlines has such information) with respect to each member the name, home and business addresses, company name, HawaiianMiles account number, enrollment date, last activity date, tier status, market indicator, program-to-date miles, number of redeemed miles, date of last flight, number of times flown first/business class in the last twelve months, and email address. All Hawaiian Airlines Customer Lists will be used at Bank’s discretion only for the purpose of accomplishing Solicitations for the credit cards to be issued pursuant to Section 3(c) hereof.  Bank will have the list screened at its expense by a credit reporting agency to see which persons meet Bank’s credit criteria.

In addition, Bank may have a Hawaiian Airlines Customer List screened to determine which names and addresses are good for offers which are not pre-approved based on sources available for this purpose.  The standards for determining who falls into each category and which customers are eligible for an Account shall be determined by Bank at its sole discretion exercised in accordance with its customary standards, provided, however that Bank will always use standards the same as those used for its other airline co-branded credit card programs.  Bank may refuse to issue a credit card to a customer where the customer’s application response or credit history does not meet Bank’s criteria as permitted by law. Bank is not obligated, under any circumstances, to inform Hawaiian Airlines of its credit criteria or of any credit decision.

(b)                                 Solicitation Package.  [REDACTED]

(c)                                  Issuance of Credit Cards to Hawaiian Airlines’ Customers. (1) Bank shall issue credit cards to those individuals responding to a Solicitation provided the individual meets Bank’s criteria for an Account.  Solicitations may include but not be limited to offers for the following credit card and payment products (“Card Products”):

i.                                          Visa Classic (“Classic Accounts”)

ii.                                       Visa Platinum (“Platinum Accounts”); and

iii.                                    Visa Signature Card (“Signature Card Accounts”)

(2)                                  The amounts of any finance charge, annual fee or other charge and any other provisions of any Cardholder Agreement for any Card Product may be amended upon notice to the cardholder, to the extent prior notice is required by law, subject to the following conditions:

(i)                                     no such amendment shall otherwise be contrary to this Agreement;

(ii)                                  any change to the annual percentage rate (“APR”), annual fee or charges for a Card Product will be competitive with the same Card Program of other airline co-brand credit card programs in Hawaiian Airlines’ markets, offered by airlines flying to and from, or within Hawaii.

(iii)                               no change to the APR, annual fee or other charges shall become effective unless Bank has given Hawaiian Airlines thirty (30) days advance notice of such change and an opportunity to submit comments to Bank regarding whether the proposed change would be competitive within Hawaiian Airlines’ markets as required in Section 3(c)(2)(ii); and

(3)                                  The change will be considered competitive for purposes of Sections 3(c)(2)(ii) and (iii) unless the Bank determines, in good faith, that the proposed changes would materially adversely affect the competitiveness of the portfolio.

(A)                              Accounts will be opened under the terms of Bank’s cardholder agreement for the applicable Card Product (collectively the “Cardholder Agreements”).

(4)                                  At no cost to Hawaiian Airlines, Bank will offer travel-related insurance and benefits that are standard for Bank’s Card Products.  Bank can modify or discontinue these benefits at Bank’s sole discretion with thirty (30) days prior written notice to Hawaiian Airlines, provided any changes to these benefits will be discussed with Hawaiian Airlines and be competitive with other airline co-brand programs.

(5)                                  Bank and Hawaiian Airlines will set up a process to ensure that Hawaiian Airlines VIP’s receive special review by Hawaiian Airlines and Bank marketing managers prior to credit card denial, provided Hawaiian Airlines submits a list of Hawaiian Airlines’ VIPs to Bank and the VIPs are creditworthy.

(d)                               Cost of Solicitations.  Bank shall bear all the costs of the Solicitation pursuant to this Section 3, including without limitation, costs of preparation and printing of the Solicitation material, postage and handling, and costs of any services rendered by a mail-order house or fulfillment house; and all other processing, evaluating, screening, or handling costs and expenses.

(e)                                  Credit Card Design.  Bank will provide Hawaiian Airlines the necessary Visa design specifications for custom graphics of the Hawaiian Airlines co-brand card.  Bank will use its authorized vendor for the production of the custom Hawaiian Airlines co-brand card.  There will be no cost to Hawaiian Airlines in connection with the design, preparation, production and issuance of the credit cards issued hereunder. Subject to satisfaction of Visa regulations, and Bank’s requirements, Hawaiian Airlines will have the right to approve the design of all the cards.

SECTION 4.                                Marketing.

(a)                                  The Bank’s Other Relationships. Hawaiian Airlines acknowledges that the Bank may have existing relationships, or may develop future relationships, with persons appearing on Hawaiian Airlines Customer Lists which Hawaiian Airlines provides according to Section 3 above.  Except as provided herein, this Agreement will not restrict or in any manner affect Bank’s dealings with those persons, except with respect to Solicitations directly using Hawaiian Airlines Customer Lists.

(b)                                 Strategies.  The parties will define marketing strategies and responsibilities on an ongoing basis.  Either party may propose marketing strategies or plans, and the other party will review them and respond by not later than 30 days following receipt of the proposal.  The parties may amend this Agreement to add mutually agreeable requirements for marketing strategies and plans.  At a minimum, Bank and Hawaiian Airlines will meet at least once each calendar year to jointly develop a marketing plan for the following calendar year.  The marketing plan will include goals for Hawaiian Airlines Portfolio growth.

(c)                                  Marketing Activity.  Each party will provide to the other party, for its review and approval, any offer, promotional or other material relating to the Program.  The material will not be used before the other party’s prior approval, which will not be unreasonably withheld.  Marketing activity will include, without limitation, the following:

(i)                                     Statement Inserts.

(A) Program.  Hawaiian Airlines may advertise and promote products and services sold by Hawaiian Airlines, its affiliates or marketing partners in the Hawaiian Airlines Portfolio billing statements in accordance with a schedule to be mutually agreed upon by Hawaiian Airlines and Bank, and at no cost to Hawaiian Airlines except for the production cost to produce the statement inserts and deliver the statement inserts to Bank or Bank’s fulfillment vendor.  The contents of the insert shall be subject to review and approval by Bank, which approval shall not be unreasonably withheld. Hawaiian Airlines shall inform Bank of its desire to mail such an insert no less than ninety (90) days prior to the desired mail start date.  Hawaiian Airlines will produce all statement inserts in accordance with Bank specifications and will be responsible for any increase in postage due to weight in excess of envelop allowance, provided that Bank gives Hawaiian Airlines advance notice of increase postage costs prior to printing. Bank shall make available to Hawaiian Airlines for such solicitation purposes, a maximum of 5 statement insert slots in all Accounts, per month, provided, however that Bank reserves the right to use one or more of the insert slots as needed for required operational, regulatory or legal notifications.

(B) HawaiianMiles.  During each Contract Year Hawaiian Airlines will allow Bank to insert advertising and promotion materials into the HawaiianMiles mileage statement a minimum of four times annually, at no cost to Bank except for the production cost to produce the statement inserts and deliver the statement inserts to Hawaiian Airlines or Hawaiian Airlines’ fulfillment vendor. Bank will be responsible for any increase in postage due to weight in excess of envelop allowance, provided that Hawaiian Airlines gives Bank advance notice of increase postage costs prior to printing. The contents of the statement insert shall be subject to review and approval by Hawaiian Airlines, which approval shall not be unreasonably withheld. Bank shall inform Hawaiian Airlines of its desire to mail such insert no less than ninety (90) days prior to the desired mail start date.

(C) Contents of Statement.  The contents of billing statements and any Bank inserts mailed with the statement shall be under the exclusive control of Bank, provided that Hawaiian Airlines shall be entitled to review and approve any inserts or non-bill related contents of statements prior to mailing.

(D) Notice and Approval.  With respect to the use of the insert slots provided for in this Section, Hawaiian Airlines shall provide Bank with a description of any product or service which it intends to offer three (3) months prior to such proposed offering and shall obtain Bank’s prior written consent to the type of product or service to be offered prior to printing, which consent will not be unreasonably withheld or delayed.

(ii)                                  Hawaiian Airlines Cross Sell Opportunities.  Bank shall make Bank’s communication channels available to Hawaiian Airlines for the purpose of advertising or promoting its products or services. Bank will advise Hawaiian Airlines of production cost and other charges, if applicable, associated with each communication channels at time of scheduling. Such promotions must offer Bank customers a special value or benefit and is subject to the prior written approval of Bank (not to be unreasonably withheld). Communication channels available to Hawaiian Airlines may include:

Statement inserts non co-brand credit card and debit card

Direct Mail non co-branded credit card and debit card

Statement Messaging non co-brand credit card and debit card

ATM receipts and screens (potentially with transaction fees)

Banking center promotion

Website advertising

VRU / Call Center

Loan Statements

Checking Statements

Card Carriers

New Account Kits

(iii)                               Promotional Materials.  From time to time, Bank and Hawaiian Airlines may agree to insert promotional materials into each other’s statements.  Bank Statements are defined as cardholder statements excluding current co-brand portfolios and Hawaiian Airlines statements are HawaiianMiles member statements.  Bank and Hawaiian Airlines will jointly agree upon the size and content of the inserts.  Each will bear its own cost to print and deliver the inserts.

(iv)                              Solicitations.  Bank will develop all Solicitation packages and Hawaiian Airlines will have an opportunity to review such Solicitation packages pursuant to the approval rights set forth in Section 4(d) of this Agreement.

(v)                                 Advertising Media.  Bank and Hawaiian Airlines will jointly discuss and agree upon all applicable advertising media, i.e. Hawaiian Airlines channels, Bank channels and other broadcast and direct mail vehicles.  Notwithstanding the foregoing, during each Contract Year Hawaiian Airlines will allow Bank one article in each issue of the In-flight magazine, an article in each general membership newsletter and as appropriate each elite member newsletter, and use one or more of their other advertising channels either separately or concurrently including but not limited to, electronic messages, statement inserts and/or messages, ticket jackets, airport kiosks and in-flight video announcements. Bank shall be responsible for production of the above referenced advertising media.

(vi)                              Take-Ones.

Bank will develop and provide at no cost to Hawaiian Airlines “Take-One” applications and display materials that will carry the Hawaiian Airlines graphics.  Such materials shall be dedicated exclusively to Hawaiian Airlines. Hawaiian Airlines shall display such applications at select locations mutually agreed by Hawaiian Airlines and Bank, as permitted by airport regulations and other contractual agreements, and include one with each new HawaiianMiles new member kit mailings.  Bank shall provide branch exposure in relevant markets consistent with Bank’s other airline card products marketed in the United States.

(vii)                           Internet.  Bank and Hawaiian Airlines each at its own expense shall promote the Program on its respective web site.

(viii)                        Other.  Bank and Hawaiian Airlines will mutually agree on other marketing activities.

(ix)                                Transaction Information.  From time to time Hawaiian Airlines and Bank shall provide, at the expense of the provider, information relating to Mutual Customers to assist the marketing efforts of the other party.  Such information may include, for example, information from Bank relating to purchases of travel on Hawaiian Airlines’ competitors, or information from Hawaiian Airlines relating to purchases made with credit cards issued by creditors other than Bank.  Neither party shall be required to provide any information if in the provider’s reasonable opinion, the disclosure of such information would violate any law, its internal policy or agreement to which it is bound or otherwise subjects the provider to liability.

(d)                                 Approval Rights.

(1)                                  Any marketing activity materials produced or used by Bank that advertises the HawaiianMiles Program, solicits an application for a HawaiianMiles Program Card usage, and that also contains Hawaiian Airlines name or logo shall be subject to prior written approval by Hawaiian Airlines before the materials are used by the Bank.  Any marketing activity materials produced by Hawaiian Airlines that solicits an application or encourages the HawaiianMiles Program Card usage, or that contains Bank’s name or logo, shall be subject to prior written approval by Bank before the materials may be used by Hawaiian Airlines.  Each party’s right to either require changes or to refuse to approve any marketing activity materials shall be limited to the following reasons:

(i)                                     the manner in which the party’s trade name or logo is used;

(ii)                                  the inaccuracy of the information;

(iii)                               the information is inconsistent with the corporate policy of or tends to injure the corporate image of the reviewing party; or

(iv)                              the materials would create a possibility of violating or actually violate a law or existing agreement to which the party is subject

(2)                                  Each party shall have ten (10) business days to review the initial draft and ten (10) business days to review the final draft of any marketing activity materials received from the other party.  Delivery of comments, changes or approvals must be communicated in writing by e-mail, facsimile, or mail between employees of each party who are dedicated to the HawaiianMiles Program.

(e) Marketing Commitment.  During the Initial Term of this Agreement, Bank shall spend a minimum of [REDACTED] (the “Marketing Commitment”) or such greater amount as it shall determine in its sole discretion toward marketing the Program, including but not limited to Solicitations. Bank shall determine in its sole discretion when and how the Marketing Commitment shall be spent.  However in no case will the Bank use the Marketing Commitment to offset fixed and customary overhead expense. The Marketing Commitment amount is exclusive of any credit card association financial or marketing consideration.  Within thirty (30) days after the end of each Contract Year, Bank shall submit to Hawaiian Airlines reasonable evidence of the costs and expenses paid by Bank for the marketing of the Program.

SECTION 5.                                Proprietary Information; Confidentiality.

(a)                                  Hawaiian Airlines.  Bank acknowledges and agrees that Hawaiian Airlines has a proprietary interest in the Hawaiian Airlines Customer Lists.  All such information shall be referred to herein as “Hawaiian Airlines Proprietary Information.” Bank will keep the Hawaiian Airlines Proprietary Information confidential, and prevent Bank’s employees, agents and contractors from divulging Proprietary Information or from using such Proprietary Information for any purpose not herein contemplated.  Except as otherwise provided below, Bank shall use Hawaiian Airlines Proprietary Information only for purposes of the Solicitations and in connection with the opening and administration of Accounts and issuance of cards as a result of the Solicitations, and will not sell, rent, or otherwise make available Hawaiian Airlines Proprietary Information to any third party for the third party’s marketing purposes without the expressed written consent of Hawaiian Airlines.  Lists of Bank accountholders, obtained as a result of the Solicitations, shall not be considered a part of Hawaiian Airlines Proprietary Information and may be used for any purpose Bank wishes.

(b)                                 Bank.  Hawaiian Airlines acknowledges and agrees that Bank claims a proprietary interest in (i) Bank’s customer lists and any information concerning those customers and their credit card or other relationships with Bank and (ii) the terms of this Agreement.  All such information shall be referred to herein as “Bank’s Proprietary Information.”  Hawaiian Airlines will keep Bank’s Proprietary Information confidential, and prevent its agents and contractors from divulging Bank’s Proprietary Information.  Hawaiian Airlines will not use any of Bank’s Proprietary Information that comes into its possession through any manner including, but not limited to marketing reports, transaction reports, monthly marketing meetings except in connection with its obligations under this Agreement.  Hawaiian Airlines Customer Lists obtained pursuant to the Solicitations shall not be considered Bank’s Proprietary Information, provided, however, that Hawaiian Airlines may not use the subset of such Hawaiian Airlines Customer List that constitutes Bank’s customer list for any reason except in connection with its obligations under this Agreement.

(c)                                  Not Guarantors.  Neither party will be considered a guarantor of the actions of any third party. Either party may disclose the Proprietary Information of the other party to regulatory authorities and government agencies where required to do so by such authority or agency.  If one party learns of any unauthorized disclosure or use of the other party’s Proprietary Information, it will promptly notify the other party.

(d)                                 Duty to Keep Customer Information Confidential.  Bank and Hawaiian Airlines acknowledge that each has a responsibility to its customers to keep information about its customers and their accounts (“Customer Information”) strictly confidential.  In addition to the other requirements set forth in this Paragraph regarding Proprietary and Confidential Information, Customer Information shall also be subject to the additional restrictions set forth in this Subparagraph.  Neither Bank nor Hawaiian Airlines shall disclose or use any Customer Information other than on a “need to know” basis to carry out the purposes of this Agreement (and in accordance with an express direction given by such customers as to the use of their data) and then only to: (i) affiliates of Bank or Hawaiian Airlines, (ii) Hawaiian Airlines and Bank’s employees or officers, (iii) to carefully selected subcontractors provided that such subcontractors shall have entered into a confidentiality agreement no less restrictive than the terms hereof; (iv) to independent contractors, agents and consultants designated by Bank or Hawaiian Airlines, as applicable; or (v) pursuant to the exceptions set forth in 15 USC 6802(e) or accompanying regulations which disclosures are made in the ordinary course of business.  The restrictions set forth herein shall apply during the Term and after the termination of this Agreement.

SECTION 6.                                Cooperation on Solicitations.

Hawaiian Airlines and Bank will use all reasonable efforts to cooperate in assuring the integrity, accuracy, and security of the solicitation process for each Solicitation pursuant to this Agreement; however, Bank shall remain solely responsible for ensuring that such Solicitations do not violate any law or result in any other liability of any nature applicable to credit card Solicitations.  Notwithstanding the foregoing, Hawaiian Airlines shall remain solely responsible for ensuring that the rules of the HawaiianMiles program, as such relates to the

Accounts, are fully and accurately disclosed. Hawaiian Airlines and Bank shall cooperate in the development of Bank’s solicitation plans.

SECTION 7.                                Program Management.

(a)                                Staffing.  The parties shall each designate qualified employees to work on the Program, to properly implement and perform their respective duties and obligations under this Agreement in a timely and efficient manner. Each party shall notify the other party of such employee designations and their respective addresses and phone numbers.  Each party will notify the other of any changes to such information within 48 hours of any such change.

(i) Primary responsibility for managing the growth and development of the Hawaiian Airlines Portfolio will be:

Manager Partner Marketing

Hawaiian Airlines

3375 Koapaka Street, Suite G350

Honolulu, Hawaii 96819

Bank of America

Hawaiian Airlines Portfolio Manager

(b)                                 Performance Review.  Bank and Hawaiian Airlines shall use commercially reasonable efforts to hold at least one (1) performance review meeting each month to discuss portfolio performance and marketing initiatives.  The parties shall agree to the time and place of each meeting.

(c)                                  Annual Planning Meeting.  The parties shall meet annually at a mutually agreed upon location for the purpose of discussing the Program and planning for future marketing and growth. The parties will work in good faith to agree on an annual marketing plan by October 31 of each year during this Agreement.

(d)                                 Air Transportation.  Hawaiian Airlines shall provide air transportation to the performance review and annual planning meetings in the form of up to twelve (12) airline tickets annually, if the meetings are held in locations served by Hawaiian Airlines. Other than the air transportation as described in the preceding sentence, each party shall bear its own expense related to such meetings.

SECTION 8.                                Payments and Revenue Share.

(a)                                  Advance.  Bank will pay Hawaiian Airlines an advance against Hawaiian Airlines revenue share as set forth in Appendix A or Appendix B, as applicable, of [REDACTED] within five (5) business days of the Effective Date of this Agreement (the “Advance Payment”).  The Advance Payment of revenue share is being made against the Revenue Commitment described in Section 8(b) of this Agreement until the revenue share generated by the Program equals or exceeds the amount of the Advance Payment as set forth in Section 8(e).   If this Agreement is terminated by Hawaiian Airlines for any reason or by Bank for cause or if any of the conditions stated in Section 8(c) shall no longer be satisfied before the Program has generated revenue in excess of the Advance Payment, then Hawaiian Airlines, or its successor, shall pay the Bank the unearned amount against the Advance Payment (the Advance Payment minus the earned and recouped revenue share).

(1)                                  Hawaiian Airlines may enter into one or more stock repurchase programs prior to the full recoupment of the Advance Payment provided that (i) the amount of cash utilized for any such stock repurchase shall not exceed [REDACTED] of the cash and cash equivalents held by Hawaiian Airlines at the time of the stock repurchase and (ii) the cash and cash equivalents held by Hawaiian Airlines immediately after any such stock repurchase shall not be less than [REDACTED]. Additionally, Hawaiian Airlines will notify the Bank at least two (2) weeks prior to initiating a stock repurchase program prior to the full recoupment of the Advance Payment.  In the event that such stock repurchase exceeds [REDACTED] of cash and cash equivalents or reduces cash and cash equivalents to less than [REDACTED] then: (i) any portion of the Advance Payment that has not been earned and recouped shall be immediately repayable to Bank as of the stock repurchase offering date, and (ii) Bank shall have no further obligation to make payments pursuant to Section 4(e) and Section 8(b).

 (b)                              Revenue Commitment.  During the term of this Agreement Bank shall pay Hawaiian Airlines a minimum of [REDACTED] as set forth in Appendix A or Appendix B, as applicable, which includes the [REDACTED] Advance Payment.  The Revenue Commitment amount may increase to a maximum of [REDACTED] as set forth in Appendix A or Appendix B, as applicable.  The Revenue Commitment amount is the aggregate of all payments by the Bank for miles at the Base Rate, Bonus Rate, and bounty payments as set forth on Exhibit B, and any new product or services offered pursuant to Section 10(c) of this Agreement.  The amount of the Revenue Share shall begin to accumulate on the Effective Date of this Agreement.

(1)                                  In the event that the number of HawaiianMiles Active Members who are under eighteen years of age exceeds [REDACTED], Hawaiian Airlines and Bank agree that the Commitment as stated in Appendix A or Appendix B for the applicable Contract Year, other than the first Contract Year, shall be adjusted using the Minor Adjustment Formula in Appendix A or Appendix B.

(c)                                  Notwithstanding the provisions of Section 4(e), Section 8(a), except as provided in therein, and Section 8(b) the payment of the Marketing Commitment, Advance Payment and Revenue Commitment shall be made only if all of the following conditions, to the extent applicable in each particular case, are fully satisfied at the time of Effective Date of this Agreement and at the time payment is payable:

(i)                                     Hawaiian Airlines continues to maintain and offer membership in its HawaiianMiles frequent flyer program and that program remains competitive within the airline industry;

(ii)                                  The HawaiianMiles thirty-six (36) month membership base as of the Effective Date is at or above [REDACTED]

(iii)                               There is no material deterioration to Hawaiian Airlines’ financial condition;

(iv)                              There is no sale or change in control of Hawaiian Airlines;

(v)                                 Hawaiian Airlines is not in default of any agreement to which it is a party;

(vi)                              Bank is allowed full access to HawaiianMiles membership lists and access to member communications for card solicitation purposes in accordance with legal requirements, and privacy policies;

(vii)                           The Bank has an opportunity to market through other Hawaiian Airlines customer channels, as appropriate, feasible and consistent with government regulation;

(viii)                        Bank is granted use of Hawaiian Airlines and HawaiianMiles trademarks, trade names and logos to market the program to Hawaiian Airlines customers and the general public;

(ix)                                Promotion of the Program on Hawaiian Airlines and HawaiianMiles websites;

(x)                                   Bank having access to, and contact with Hawaiian Airlines database management group; and

(xi)                                A designated contact person, with decision authority, to administer the daily operations and marketing details of the Program.

(d)                               Excise Tax.  Bank shall pay to Hawaiian Airlines all taxes, surcharges or duties or other charges of a similar nature payable in connection with the amounts due under this Agreement, including, without limitation, the 7.5%, or applicable percentage amount, transportation tax payable in connection with the purchase of miles (the “Transportation Excise Tax”).

(e)                                  Payment Calculation.

(i)             Bank will calculate payments due to Hawaiian Airlines under this Agreement for each calendar month of the Contract Year based upon the Revenue Share Formula stated in Exhibit B.  Bank will make each payment due to Hawaiian Airlines by the fifteenth (15th) day of the calendar month following the month in which the payment was earned.

(ii)                              Bank will make the Advance Payment to Hawaiian Airlines pursuant to Section 8(a) of this Agreement and such payment will constitute the Commitment for Contract Year 1 as set forth in Appendix A or Appendix B, as applicable.

(iii)          [REDACTED]

(iv)          [REDACTED]

(v)           [REDACTED]

(vi)          [REDACTED]

(vii)         [REDACTED]

(viii)                        In all instances the Transportation Excise Tax will be paid monthly to Hawaiian Airlines based on the miles earned by the Program Cardholders.

SECTION 9.                              Reports and Right to Audit.

(a)          Bank shall provide to Hawaiian Airlines a report in reasonable detail showing how each payment, pursuant to Section 8 and Exhibit B, was computed.  The report shall separately itemize all bonus miles awarded.

(b)         Within three (3) days of the beginning of each Contract Year, Hawaiian Airlines shall provide Bank a report of the actual number of HawaiianMiles Active Members as the first day of each Contract Year.  Such report shall be accompanied by a certification of the Hawaiian Airlines Chief Financial Officer.

(c)          Hawaiian Airlines shall provide to Bank quarterly a report of the percentage of HawaiianMiles active members who are under the age of eighteen (minors).  The report is due on or before the tenth (10th) day after the end of each quarter.

 (d)      During the term of this Agreement and for a period of one (1) year following the expiration or termination, each party at its own expense, after at least five (5) days prior written notice, shall have the right during regular business hours to conduct audits of the other party’s books, records and data maintained for the purpose of this Agreement, including but not limited to, information submitted by one party to the other pursuant to this Agreement to determine compliance with this Agreement.  Each party shall retain and maintain such books, records and data for a period of one (1) year following the expiration or termination of this Agreement.

SECTION 10.                          Form of Card Issued and Use of Hawaiian Airlines’ Name.

(a)                                Use of Hawaiian Airlines’ Name on Cards and Marketing Materials.  All credit cards issued as a result of a Solicitation described in this Agreement shall be Visa Cards bearing the name and logo of Bank of America and Hawaiian Airlines.  Hawaiian Airlines hereby grants Bank an exclusive limited license to use Hawaiian Airlines’ name on all such credit cards issued, Solicitations, applications including take-ones, periodic statements, correspondence or other communications to Program Cardholders during the term of this Agreement.  The foregoing license shall be expressly subject to Hawaiian Airlines’ prior approval of any use of such name and logo.  Cards issued during the term of this Agreement may continue to bear the name and logo of Hawaiian Airlines until such cards expire. Except as provided in the preceding sentence the foregoing license shall automatically terminate upon the termination of this Agreement.  The foregoing license may not be sublicensed or assigned by Bank.

Bank shall not issue Cards or distribute Solicitation materials bearing the name Hawaiian Airlines or logo after the term of this Agreement.  Hawaiian Airlines understands that issuance of Visa credit cards by Bank is subject to the requirements of Visa, USA Inc. and that the rules may be changed, thus requiring the form of the card to change.  Hawaiian Airlines consents to any such changes which are required by changes in the Visa rules, other than those which would result in an additional cost to Hawaiian Airlines without their prior approval.  Other than as allowed under this Agreement or as agreed to in writing by Hawaiian Airlines, Bank will not use Hawaiian Airlines’ name or logo or any variant thereof.

(b)                                 Use of Hawaiian Airlines’ Name on Other Cards Prohibited.  During the term of this Agreement:

(i)                                     Hawaiian Airlines shall not use or allow its name or logo to be used on or, except as provided in this Section 10, in connection with any other credit card program or otherwise participate in or facilitate a credit card solicitation or program;

(ii)                                  Hawaiian Airlines will not initiate promotions or marketing activities with another bank in the United States without first offering Bank a like or similar opportunity to participate in the promotion;

(iii)                               It is understood and agreed to by Bank that Hawaiian Airlines may enter into an intra-island debit/check card agreement with a bank based in Hawaii, whereby holders of a debit/check card issued by such bank would be able to earn miles in the HawaiianMiles program, provided, however, that such bank will not market the debit/check card through a branch on the mainland; and

(iv)                              It is understood and agreed to by Bank that Hawaiian Airlines may have entered into one or more agreements and/or promotional programs with American Express whereby American Express card members can convert miles to the HawaiianMiles program.

(c)                                  New Products and Services.  (1) Hawaiian Airlines grants Bank the right of first refusal to offer HawaiianMiles members miles for mortgages, HELOC, car loans, and investment products. Hawaiian Airlines at its sole discretion may choose whether it wishes to accept the Bank’s product or service. Bank will have the right to match any competitive offers.

(2) Bank and Hawaiian Airlines shall use reasonable and best efforts to develop and implement new product and services, as mutually agreed upon by Hawaiian Airlines and Bank in writing.

(3) Bank and Hawaiian Airlines shall mutually agree in writing by

Amendment to this Agreement, to the benefits for other products offered under this subsection.

SECTION 11.                          Status and Administration of Accounts.

(a)              Account Ownership.  Bank will have sole right, title and interest in and to each Account opened under this Agreement and, if applicable, to each account that Bank purchased from Wells Fargo Bank.  Hawaiian Airlines will have no right, title or interest in or to the Accounts except as expressly provided herein.  Bank will have the sole option to sell, assign, encumber, securitize or otherwise deal with the Accounts provided such action does not hinder the sale of the Accounts remaining in the Hawaiian Airlines Portfolio at termination of this Agreement.

(b)           Conversion of MasterCard Accounts.  Hawaiian Airlines agrees that Bank may convert all acquired or existing MasterCard accounts in the HawaiianMiles Program to Visa accounts at the Bank’s expense in accordance with a timetable to be determined by Bank in its sole discretion. Bank shall use commercially reasonable efforts to minimize the loss of Accounts as a result of such conversion.

(c)              Billing and Collection.  Bank shall be solely responsible for all processing, billing and administrative matters associated with use of a Visa credit card issued by Bank hereunder.  Bank shall be responsible for sending cardholder statements in accordance with the Cardholder Agreement.  Bank shall also be responsible for all collections on these accounts, and all collection activities shall solely be under the control of Bank.

(d)             Mutual Responsibilities.  Cardholders will be instructed to make their payments to Bank or Bank’s designated agent and to direct all correspondence about their Accounts to Bank.  However, if Hawaiian Airlines receives a payment identified as a credit card payment or other correspondence directed to Bank from a Bank cardholder whose card bears the Hawaiian Airlines’ name, Hawaiian Airlines shall promptly forward the payment to Bank.  If Bank receives any payments for Hawaiian Airlines which are not related to accounts established hereunder, or other correspondence directed to Hawaiian Airlines, Bank shall promptly forward such payments or correspondence to Hawaiian Airlines at the office designated.  The cardholder will also be instructed to contact Bank if there is any problem with the cardholder’s account or the card is lost or stolen or being used by someone without authority.  However, if a Bank cardholder whose card bears the Bank logo informs Hawaiian Airlines of one of these events, Hawaiian Airlines will promptly notify Bank, provided that Hawaiian Airlines’ failure to so notify Bank shall not result in any liability to Hawaiian Airlines.

(e)              Representations and Warranties; Indemnification.

(i)                                     Representations and Warranties.

(A)                            Hawaiian Airlines.  Hawaiian Airlines represents and warrants that all information, promotional material and correspondence which Hawaiian Airlines provides to the Bank in connection with the Program will be accurate and in no manner misleading, and that the information, promotional material and correspondence will fully comply with any law or regulation which applies to Hawaiian Airlines or the Program.  Hawaiian Airlines represents and warrants that its performance of its obligations under this Agreement will not violate any applicable state or federal law or regulation, conflict in any material respect with or violate in any material respect or cause any default under any contract, agreement or other instrument.

(B)                                The Bank.  The Bank represents and warrants that all information, promotional material and correspondence which the Bank provides to Hawaiian Airlines in connection with the Program will be accurate and in no manner misleading, and that the information, promotional material and correspondence will fully comply with any law or regulation which applies to the Bank or the Program.  Bank represents and warrants that its performance of its obligations under this Agreement will not violate any applicable state or federal law or regulation.

(ii)                                  Indemnity.

(A)                            Hawaiian Airlines.  Hawaiian Airlines will hold the Bank, its directors, officers, employees and agents harmless from each claim, suit, or proceeding for liability, loss, damage, cost, and expense (including reasonable attorney fees and costs of suit), arising from Hawaiian Airlines’ failure to perform any obligation, including any breach or alleged breach of any representation or warranty in this Agreement, except that Hawaiian Airlines’ indemnity will not extend to a claim, suit or proceeding to the extent it arises from the Bank’s negligence or wrongdoing.

(B)                              The Bank.  Bank will hold Hawaiian Airlines, its directors, officers, employees and agents harmless from each claim, suit, or proceeding for liability, loss, damage, cost, and expense (including reasonable attorney fees and costs of suit), arising from the Bank’s failure to perform any obligation in this Agreement, except that the Bank’s indemnity will not extend to a claim, suit or proceeding to the extent it arises from Hawaiian Airlines’ negligence or wrongdoing.

(iii)                               Neither party will be liable to the other party for indirect, incidental, consequential or punitive damages (including, without limitation lost profits).

(f)                              Hawaiian Miles Program Responsibilities.

(i)                                     Dollar-to-Mile Ratio.

(A)                              For each dollar of net new purchases made to an Account, Hawaiian Airlines will award one (1) mile to the cardholder’s HawaiianMiles account.  The term “Net New Purchases” shall have the meaning ascribed to it in Exhibit B Section A (2).  The Bank and Hawaiian Airlines shall negotiate in good faith appropriate changes to the Net New Purchases payment under Exhibit B Section A, and any change to the dollar-to-mile ratio will become effective on the same day as the changes to the Net New Purchases payment.

(B)                                Each Account must be linked with a HawaiianMiles account to earn miles based on Account’s Net New

Purchases.  Hawaiian Airlines will post to each cardholder’s HawaiianMiles account the number of miles which correspond with each net new purchases balance which the Bank reports to Hawaiian Airlines for that cardholder’s Account.  Hawaiian Airlines will indemnify and hold harmless the Bank from responsibility for awarding miles to cardholders and from the redemption of such miles.

(C)                                Hawaiian Airlines will treat, recognize and award miles which cardholders earn in the Program in the same manner in which Hawaiian Airlines treats, recognizes and awards other miles earned by different means.

(ii)                                  HawaiianMiles Account Linkage.  Each Account must be linked to a HawaiianMiles account. All Net New Purchases, whether made by the primary cardholder or by a second or joint cardholder or authorized user, which post to the co-brand Card Account, will earn miles.

(g)                           Transmissions.  The Bank will deliver to Hawaiian Airlines timely transmissions containing the dollar amount of Net New Purchases that each HawaiianMiles member charges to the HawaiianMiles member’s co-brand Card Account.  The Bank will assign a new HawaiianMiles identification number to each new account holder who is not a HawaiianMiles member, until such time as the new account interface with Hawaiian Airlines is completed.

SECTION 12.                          Merger.

In the event of a merger of Hawaiian Airlines with a third party airline prior to the full recoupment of the Advance Payment made pursuant Section 8(a) of this Agreement and the surviving entity is not Hawaiian Airlines then: (i) any portion of the Advance Payment that has not been earned and recouped shall be repayable to Bank as of the merger date, and (ii) Bank will have no further obligation to make payments pursuant to Section 4(e) and Section 8(b), unless the surviving entity ratifies this Agreement within ten (10) business days of the merger date, provided that Bank, in its sole discretion,  agrees to such ratification.

SECTION 13.                          Term of this Agreement.

(a)                                  Subject to the provisions in Sections 13(b) and 13(e) below, this Agreement shall remain in full force for seven (7) years in the event that Bank purchase the existing credit card portfolio from Wells Fargo Bank, or eight (8) years in the event that the purchase does not occur, from the Effective Date hereof (“Initial Term”).  The term will be automatically extended for successive one-year periods (“Renewal Term”) unless one party elects to terminate this Agreement by giving written notice 90 days or more prior to the expiration of the Initial Term or the applicable Renewal Term.  If such notice is given, the Agreement will terminate effective on the last day of the applicable term.

(b)                                 Termination.

(i)                                     A party to this Agreement may terminate this Agreement for cause, reserving all other remedies and rights hereunder in whole or in part upon the following conditions:

(A) In the event that the other party has materially breached any of the provisions of this Agreement, by giving at least sixty (60) days prior written notice to the other party, which notice shall set forth a description of the breach committed by the other party. If the party in breach cures such breach, to the reasonable satisfaction of the party giving notice, within the sixty (60) day period, this Agreement shall continue in effect in accordance with its terms; provided that if such breach cannot be cured within sixty (60) days through commercially reasonable efforts, neither Bank nor Hawaiian Airlines may terminate this Agreement pursuant to this paragraph so long as the breach is curable and the breaching party is making all commercially reasonable efforts to cure such breach as soon as practicable and gives written notice of the efforts being undertaken to cure such breach.

(B) If any material representation or warranty one party makes to the other party in writing under or in connection with this Agreement is false or misleading at the time made, the other party may terminate this Agreement upon 30 days’ prior written notice if such condition is not cured within 15 days of such notice.

(C) Upon thirty (30) days prior written notice in the event that: (1) the other becomes insolvent, generally fails to pay its debts as they become due, enters into receivership, is the subject of a voluntary or involuntary bankruptcy proceeding (which involuntary proceeding is not dismissed within thirty (30) days of the filing of said petition) or makes an assignment for the benefit of creditors; or (2) a substantial part of the other’s property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within thirty (30) days thereafter.

(ii)                                  Bank shall have the right to terminate this Agreement, immediately upon notice, in the event that Hawaiian Airlines ceases to exist or goes out of business.

(iii)                               Hawaiian Airlines shall have the right to terminate this Agreement, immediately upon notice, in the event that Bank ceases to exist, goes out of business, or ceases to offer a credit card product to customers, or ceases to be a member in good standing of MasterCard or VISA.

(iv)                              The parties may mutually agree in writing to terminate this Agreement at any time for any reason.

(c)                                  Sale of Portfolio Upon Expiration or Termination for Cause by Hawaiian Airlines.

(i)            [REDACTED]

(ii)           [REDACTED]

(iii)          [REDACTED]

(iv)          [REDACTED]

(v)           [REDACTED]

(vi)          [REDACTED]

(vii)         [REDACTED]

(viii)        [REDACTED]

(ix)           [REDACTED]

(d)                                 Effect of Expiration or Termination.

On the effective date of expiration or termination:

(1)                                  Accounts and Cardholders will cease being such for purposes of this Agreement, even though Cardholders may continue carrying or using the credit card.  The Bank will be under no obligation to provide credit cards to Hawaiian Airlines’ customers who continue their Accounts with the Bank after expiration or termination.

(2)                                Bank may convert Accounts to any Bank Card product except another airline co-brand card.

(3)                                Hawaiian Airlines, and any new co-brand card issuer with whom Hawaiian Airlines may contract to issue a credit card to replace the Program, may not solicit HawaiianMiles Cardholders at time of expiration to apply for, request or accept another credit card with a balance transfer offer for a period of three (3) months following termination of this Agreement.

(4)                                Each party will return to the other party all originals and copies of Confidential Information belonging to the other party.

(d)                               Illegality.

If any regulatory authority having jurisdiction over either party or any court of competent jurisdiction determines that the party does not have the power, authority or authorization to comply with the terms of this Agreement or that compliance violates any applicable law or regulation, either party may terminate this Agreement immediately upon written notice.

SECTION 14.                          Notices.

All notices and other communications between the parties will be written and will be deemed given if delivered personally or by overnight courier service, or facsimile transmission or two (2) days after mailing by registered or certified mail, return receipt requested, to a party at its address set forth below, or to such other address as a party may designate at a later time, as follows:

Bank:

Senior Vice President

Partnership Marketing

NC1-022-17-01

201 North Tryon Street

Charlotte, North Carolina 28255

(704) 388 – 4871 Tel

(704) 386 – 9969 fax

cc:                               General Counsel

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386 – 8009 fax

Hawaiian Airlines:

Sr. VP Marketing & Sales

3375 Koapaka Street, G-350

Honolulu, Hawaii 96819

(808) 838-6779 Tel

(808) 838-6746 fax

General Counsel

3375 Koapaka Street, G-350

Honolulu, Hawaii 96819

(808) 835-3610 tel

(808) 835-3690 fax

SECTION 15.                          Force Majeure.

(a)                                Neither party will be responsible, nor incur any liability to the other for any failure to comply with the terms of this Agreement due to causes beyond its control, including but not limited to fire, storm, flood, accident, acts of war, nuclear disaster, insurrection, sabotage, labor disputes, acts of God, acts of third parties, acts of federal, state or local government or judicial action, provided that such actions that do not substantially hinder or prohibit performance shall not excuse performance.  Furthermore, Bank will not be obligated to solicit Account business or to continue the Program if doing so would cause Bank to be in violation of any state or federal law or regulation.

SECTION 16.                          Survival.

All rights and obligations under Sections 5, 9, 11, and 22 shall survive any such termination.

SECTION 17.                          Changes in Law.

If Bank is required to decrease the annual fee or periodic finance charge because of a change in applicable law on any Account issued pursuant to this Agreement, the financial terms of this Agreement shall be equitably adjusted to reflect the change.  The parties shall meet to agree on the terms of the adjustment.  If the parties are unable to agree, the matter shall be decided by arbitration.

SECTION 18.                          Entire Agreement.

This Agreement (including its appendices and exhibits) constitutes the entire agreement between Bank and Hawaiian Airlines with respect to marketing of the Hawaiian Airlines Co-branded Cards and it may not be amended except in writing signed by both Hawaiian Airlines and Bank.  This Section does not limit the right of Bank stated in Section 3(c) to amend the Cardholder Agreement.

SECTION 19.                          Third Party Beneficiaries.

It is expressly intended and agreed that there are no third-party beneficiaries to this Agreement.

SECTION 20.                          Assignments.

This Agreement is binding on Bank and Hawaiian Airlines and any successors and assigns.  Except as otherwise provided in this Agreement, neither Bank nor Hawaiian Airlines may assign its rights or delegate its obligations under this Agreement without the written consent of the other.  This Agreement shall apply to or be binding upon the successors and assigns of parties hereto, specifically including a successor by operation of law, following any merger or similar corporate reorganization.

SECTION 21.                          Governing Law, Venue and Personal Jurisdiction.

The laws of the State of Arizona shall govern this Agreement, without regard to conflicts of law provisions.  Hawaiian Airlines and Bank agree to submit to the personal jurisdiction of any state or federal court located in Maricopa County, Arizona and at the option of either party venue in any action concerning this agreement may be placed in any state or federal court in Maricopa County, Arizona.  In the event of litigation or arbitration concerning the subject matter of this agreement, the other party shall pay the prevailing party’s attorney’s fees.

SECTION 22.                          Arbitration.

All disputes between the parties concerning this Agreement or its subject matter shall be decided by arbitration conducted in a location agreeable to both parties pursuant to the commercial arbitration rules of the American Arbitration Association.  The arbitration shall be conducted by one arbitrator.  The decision of the arbitrator shall be binding on the parties and may be enforced in any court of competent jurisdiction.

SECTION 23.                          Waiver.

The waiver or failure of either party to this Agreement to exercise any right granted to it under this Agreement is not a waiver of any other right granted under this Agreement, nor may any waiver be deemed to be a waiver of a subsequent right obtained by reason of the continuation of any matter previously waived.

SECTION 24.                          Severability.

If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 25.                          Counterparts.

This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same instrument.

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first written above.

BANK OF AMERICA, N.A. (USA)		HAWAIIAN AIRLINES, INC.

By:	/s/ James R. Sebo	By:	/s/ John B. Happ
Name:	James R. Sebo	Name: John B. Happ
Title:	Senior Vice President Partnership Marketing	Title:	Senior Vice President Marketing & Sales

		By:	/s/ Christine R. Deister
Name: Christine R. Deister
		Title:	Executive Vice President
Chief Financial Officer and Treasurer

APPENDIX A

Commitment Schedule – Acquisition

[REDACTED]

APPENDIX B

Commitment Schedule – Non-Acquisition

[REDACTED]

EXHIBIT A

CARDHOLDER PRICING AND BENEFITS

[REDACTED]

EXHIBIT B

Revenue Share Formula

[REDACTED]

EXHIBIT C

TEMPORARY NEW ACCOUNTS BENEFITS

[REDACTED]